Service Request# 20151002132

# State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

9083095
ERIK MATE
1519 CONNECTICUT AVE., NW #200
WASHINGTON, DC 20036

11-24-2015

ATTN: ERIK MATE

| DESCRIPTION | | AMOUNT |
|---|---|---|
| 5884163 - FUNDRISE NATIONAL OPPORTUNISTIC OFFICE, LLC | | |
| 0102Y LLC | | |
| | Formation Fee | $70.00 |
| | Court Municipality Fee, Wilm. | $20.00 |
| | Expedite Fee, 24 Hour | $50.00 |
| | TOTAL CHARGES | $140.00 |
| | TOTAL PAYMENTS | $140.00 |
| | BALANCE | $0.00 |

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:25 PM 11/19/2015
FILED 05:25 PM 11/19/2015
SR 20151002132 - File Number 5884163

# STATE of DELAWARE
# LIMITED LIABILITY COMPANY
# CERTIFICATE of FORMATION

**First:** The name of the limited liability company is Fundrise National Opportunistic Office, LLC

**Second:** The address of its registered office in the State of Delaware is 300 Delaware Avenue Ste 210-A in the City of Wilmington. Zip code 19801. The name of its Registered agent at such address is United States Corporation Agents, Inc.

**Third:** (Use this paragraph only if the company is to have a specific effective date of dissolution: "The latest date on which the limited liability company is to dissolve is ______.")

**Fourth:** (Insert any other matters the members determine to include herein.)

**In Witness Whereof,** the undersigned have executed this Certificate of Formation this 19th day of November, 2015.

By: ______
Authorized Person (s)

Name: Benjamin Miller